Exhibit 99.3

Execution Version

SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT

     THIS SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT is dated as of August 27, 2003 between TCRI Liquidating, L.L.C. (as successor to Terbem Limited, TCR International Partners, LP, Bobst Investment Corp., and TCRI Offshore Partners, CV (as successor to Tinvest Limited and Mitvest Limited)), Quilvest American Equity, Ltd. (formerly Teribe Limited and also known as Quilvest American Equity, Ltd. Can) and Societe Internationale de Finance (collectively the “TCR Group,”, each individually, a “TCR Group Member”), William D. Morton (“Morton”) and Mark W. Mealy (“Mealy”).

     WHEREAS, the TCR Group and Morton are shareholders in Morton Industrial Group, Inc. (formerly MLX Corp) a Georgia corporation (the “Corporation”), and are parties to a Shareholders Agreement dated as of October 20, 1997, as amended by First Amendment to Shareholders Agreement dated as of August 11, 1999 (together the “Shareholders Agreement”); and

     WHEREAS, the TCR Group owns 921,678 shares of the Class A Common Stock of the Corporation and 100,000 shares of the Class B Common Stock of the Corporation (together the “TCR Group Stock”); and

     WHEREAS, the TCR Group has proposed to sell all the TCR Group Stock to Mealy and Mealy has proposed to purchase the TCR Group Stock (the “Mealy Transfer”); and

     WHEREAS, Morton is willing to consent to the Mealy Transfer provided that Mealy becomes a party to the Shareholders Agreement and assumes all of the rights and obligations of the TCR Group under the Shareholders Agreement; and

     WHEREAS, the parties also desire to amend the Shareholders Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Defined Terms. Except as otherwise defined in this Amendment, all capitalized terms used in this Amendment shall have the meanings set forth in the Shareholders Agreement.

     2.     Consent of Morton to the Mealy Transfer. Subject to the conditions hereinafter provided: (i) Morton hereby waives the requirement of the delivery of a Transfer Notice to Morton pursuant to Section 5.1.2 of the Shareholders Agreement in connection with the Mealy

Transfer and consents and agrees to the transfer of all of the TCR Group’s Class A Common Stock to Mealy; (ii) notwithstanding the prohibition on the transfer of the TCR Group’s Class B Common Stock found in Section 5.2 of the Shareholders Agreement, Morton hereby consents and agrees to the transfer of the Class B Common Stock of the TCR Group to Mealy and Morton, Mealy and the TCR Group do hereby agree that Section 5.2 of the Shareholders Agreement is hereby amended to permit the Mealy Transfer; and (iii) Morton hereby consents to TCR’s assignment of the Shareholders Agreement and all of its rights and obligations thereunder to Mealy pursuant to Section 6.3 of the Shareholders Agreement. Furthermore, Morton hereby acknowledges that TCRI Liquidating, L.L.C., Terbem Limited, Tinvest Limited, TCR International Partners, LP, Mitvest Limited, Bobst Investment Corp., TCRI Offshore Partners, CV, Quilvest American Equity, Ltd. (formerly Teribe Limited and also known as Quilvest American Equity Ltd. Can) and Societe Internationale de Finance are all “Affiliates” as specified in the Shareholders Agreement, and Morton hereby consents to any transfers of TCR Group Stock that may have occurred among such entities, acknowledges that such transfers are permitted transfers pursuant to Section 5.4 of the Shareholders Agreement and waives any right that he may have had pursuant to Section 5.5 of the Shareholders Agreement in connection with any such transfer. Morton further acknowledges that TCR Group Members or their Affiliates may have purchased additional shares of Company stock without the approvals required by Section 5.3 of the Agreement, and Morton hereby consents to such purchases and waives any right that he may have had pursuant to Section 5.3 of the Shareholders Agreement in connection with any such purchase. The parties further acknowledge that the conversion of the 100,000 shares of Class B Common Stock into 100,000 shares of Class A Common Stock when acquired by Mealy does not violate Section 5.2 of the Shareholders Agreement.

     3.     Assignment of Shareholders Agreement by the TCR Group. Effective as of the date and time of the Mealy Transfer (the “Effective Date”), the TCR Group does hereby assign the Shareholders Agreement and all rights of the TCR Group under the Shareholders Agreement to Mealy and hereby consents to the assumption by Mealy of all of the TCR Group’s obligations thereunder.

     4.     Acceptance by Mealy. Effective as of the Effective Date, Mealy does hereby become a party to and bound by the terms and provisions of the Shareholders Agreement and assumes all of the TCR Group’s obligations under the Shareholders Agreement. Specifically, but without limitation, Mealy agrees that, as of the Effective Date, (i) Mealy hereby grants to and appoints Morton as his irrevocable proxy and attorney-in-fact pursuant to Section 3 of the Shareholders Agreement and agrees that, notwithstanding the provisions of Section 5 of the Shareholders Agreement, all of the TCR Group Stock acquired by Mealy shall remain subject to such proxy; (ii) grants Morton the Morton Put Right set forth in Section 4 of the Shareholders Agreement; and (iii) agrees that all of the restrictions on the transfer and purchase of the Class A Common Stock and the Class B Common Stock which bound the TCR Group as set forth in Section 5 of the Shareholders Agreement shall be binding on Mealy. Morton hereby confirms that Mealy shall assume all of the rights of the TCR Group under the Shareholders Agreement, including without limitation, the right to enforce all of the restrictions on the transfer and purchase of the Class A Common Stock and the Class B Common Stock which bind Morton as set forth in Section 5 of the Shareholders Agreement, which restrictions shall continue to be binding on Morton on and after the Effective Date.

     5.     Other Amendments. Effective with the Effective Date, the parties do hereby amend the Shareholders Agreement in the following respects:

A. The definition of “Affiliate” as set forth in Section 1 is hereby deleted and the following substituted therefor:

"'Affiliate’ of any Person means a member of such Person’s immediate family, which shall include such Person’s parents, spouse, children or grandchildren, and spouses of children and grandchildren (“Family Members”), or a trust, corporation or partnership, all of the beneficial interests in which are held by such Person or by one of such Person’s Family Members; provided, however, that during the period any such trust, corporation or partnership holds any right, title or interest in any Shares, no Person other than such Person or one or more Family Members of such Person may be or become beneficiaries, stockholders or limited or general partners thereof.”

B. The definition of “Effective Time” as set forth in Section 1 is hereby deleted and the following substituted therefor:

“Effective Time” means January 20, 1998.

C. The first sentence of Section 4.1 is hereby deleted and the following substituted therefor:

“4.1 Exercise. If at any time prior to the Proxy Termination Date, (i) Mealy is entitled to vote for a transaction described in (ii) and (iii) of the proviso to Section 3.1, (ii) Mealy fails to vote in favor of any such transaction, (iii) Morton and his Affiliates vote all of their shares of the Common Stock and other shares of the Corporation’s capital stock in favor of such transaction, and (iv) such transaction is not approved by the stockholders of the Corporation, then Morton shall have the right and option (the “Morton Put Right”) to require Mealy to purchase all, but not less than all, of the Class A Common Stock and Class B Common Stock then owned by Morton and his Affiliates (the “Put Securities”).”

D. Section 5.1.1 is hereby deleted and the following new Section 5.1.1 added thereto:

“5.1.1 Intentionally omitted.”

E. Section 6.2 is hereby amended by adding thereto the following:

     "(iii) if to Mealy and his Affiliates, to

Mark W. Mealy Wachovia Securities, Inc. 301 S. College Street Fourth Floor – NC-8095 Charlotte, North Carolina 28288-8905 Telecopy: (704) 715-6083

with a copy to

Kennedy Covington Lobdell & Hickman, L.L.P. Hearst Tower 214 N. Tryon Street Suite 4700 Charlotte, NC 28202 Attention: Sean M. Jones, Esq. Facsimile: 704-331-7598

     6.     Voting Agreement. Morton and Mealy are also parties to a Voting Agreement dated January 20, 1998 (the “Voting Agreement”) pursuant to which Mealy granted an irrevocable proxy to Morton with the respect to all shares of Class A Common Stock and Class B Common Stock of the Corporation owned or thereafter acquired by Mealy. Mealy and Morton do hereby ratify and confirm the Voting Agreement and agree that all shares of Class A and Class B Common Stock of the Corporation now owned or hereafter acquired by Mealy are and shall be subject to the irrevocable proxy set forth in the Voting Agreement, which irrevocable proxy shall terminate in accordance with the terms of the Voting Agreement. Morton hereby agrees, however, that he shall vote all shares of TCR Group Stock that Mealy acquires pursuant to the Mealy Transfer in a manner consistent with the irrevocable proxy set forth in Section 3.1 of the Shareholders Agreement, such that Morton shall vote all such shares with regard to the following matters in the manner directed by Mealy: (a) the liquidation of the Corporation, (b) any sale of all, or substantially all, of the assets of the Corporation, (c) any merger or consolidation involving the Corporation, if immediately thereafter stockholders of the Corporation (including Morton) before such merger or consolidation do not hold (by ownership of stock, by proxy or otherwise) the power to vote at least 60% of votes entitled to elect the directors of the Corporation resulting from such transaction.

     7.     Ratification and Confirmation. Except as herein amended, the parties do hereby ratify and confirm the Shareholders Agreement.

[Signatures on Next Page]

TCRI Liquidating, L.L.C., as successor to
Terbem Limited, Bobst Investment Corp., TCR International Partners, LP, and TCRI Offshore Partners CV

By:	Three Cities Research, Inc. Managing Member

By:	/s/ Willem de Vogel

Willem de Vogel President

SOCIETE INTERNATIONALE DE FINANCE
By:	/s/ N. Peter Ruys	/s/ Rolf Ehlers

Name:	N. Peter Ruys	Rolf Ehlers
Title:	CEO	CIO

QUILVEST AMERICAN EQUITY, LTD.

By:	/s/ N. Peter Ruys

Name:	N. Peter Ruys
Title:	Secretary

/s/ William D. Morton

William D. Morton

/s/ Mark W. Mealy

Mark W. Mealy